Exhibit 99.2

CNET Networks Announces Sale of

Computer Shopper Magazine to SX2 Media Labs

SAN FRANCISCO, February 6, 2006—CNET Networks, Inc. (Nasdaq: CNET), a worldwide media company and creator of content environments for the interactive age, announced today the sale of its Computer Shopper magazine business to SX2 Media Labs LLC, a new company formed by David Sills and Stonybrook Capital. Computer Shopper magazine, in its 26th year of print publication, is a monthly guide to new technology, routinely featuring editorial and review coverage of more than 300 products per issue. The transaction is effective immediately and financial terms were not disclosed.

“Computer Shopper has remained the premiere magazine for technology enthusiasts in a highly competitive and rapidly-changing industry,” said Barry Briggs, President of CNET Networks, Inc. “But as our only print publication in the United States, Computer Shopper was not in a position to realize its full potential. This transaction will place the magazine in an environment more conducive to its growth while enabling CNET Networks to continue to focus on interactive content.”

“We’re excited about the opportunity to take Computer Shopper to the next level,” said Barry Schwimmer, Chairman of SX2 Media Labs. “We are impressed with the enduring popularity that the magazine has with its readers, thanks to the efforts of its top-notch editorial staff.”

“SX2 Media Labs will be focusing on new opportunities for growth and reinforcing Computer Shopper’s leadership position,” said David Sills, CEO of SX2 Media Labs. “We are committed to growing this business and using its powerful brand history to continue delivering quality editorial content and reviews about technology and products that change people’s lives.”

Further information regarding the transaction will be provided on CNET Networks’ fourth quarter and full year 2005 earnings conference call today, February 6, 2006, at 5:00 pm EST. A live broadcast of the conference call will be available via webcast, which can be accessed by visiting the CNET Networks Investor Relations website home page at http://ir.cnetnetworks.com and clicking on the link provided. The conference call will also be available via telephone by dialing (800) 344-1035 (international: (706) 679-3076).

About CNET Networks

CNET Networks, Inc. is a worldwide media company and creator of content environments for the interactive age. CNET Networks takes pride in being “a different kind of media company,” creating richer, deeper interactive experiences by combining the wisdom and passion of users, marketers and its own expert editors. CNET Networks’ leading brands – such as CNET, GameSpot, MP3.com, Webshots, and ZDNet – focus on the personal technology, entertainment, and business technology categories. The company has a strong presence in the US, Asia and Europe.

About SX2 Media Labs

SX2 Media Labs LLC was formed in 2005 with the mission of becoming a major provider of technology enthusiast information. The acquisition of Computer Shopper Magazine marks the company’s first major step towards this goal.

CNET Networks Media Contact:

Martha Papalia, 617/225-3340

Martha.papalia@cnet.com

CNET Networks Investor Contact:

Cammeron McLaughlin, 415/344-2844

cammeron.mclaughlin@cnet.com

SX2 Media Labs Contact:

Barry Schwimmer, 203/226-8701